Exhibit (a)(1)(B)

Announcement Email

TO:	[Associate]
FROM:	[stockplans@riteaid.com]
SUBJECT:	IMPORTANT NEWS: Launch of Stock Option Exchange Program
DATE:	March 21, 2011

IMPORTANT NEWS — PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION BY 11:59 P.M., EASTERN TIME, ON APRIL 21, 2011.

We are pleased to provide details of the previously announced Stock Option Exchange Program. As you may be eligible to participate, we encourage you to carefully read the “Offer to Exchange Certain Outstanding Stock Options for New Stock Options” as well as the other offering materials contained in the Schedule TO we filed with the Securities and Exchange Commission today (collectively, the “Offering Materials”), all of which are available on the stock option exchange website referred to below. These materials will help you to understand fully the risks and benefits of this stock option exchange program and the terms and conditions of our offer.

STOCK OPTION EXCHANGE PROGRAM INFORMATION & WEBSITE

Below you’ll find a basic outline of the program. Please take the time to educate yourself about the program by reviewing the resources on the stock option exchange program website. If you choose to participate, you must do so through this website or by contacting the Stock Option Exchange Hotline at 1-800-504-8546. The stock option exchange website is:

HTTPS://RITEAID.EQUITYBENEFITS.COM.

To log into the website, please use your Rite Aid Associate ID # as your Login ID and the last six digits of your Social Security number as your initial password. You will be required to reset your password during your initial login.

ELIGIBILITY

All associates who hold stock options priced at $1.78 or above and are continuously employed by a Rite Aid Corporation subsidiary throughout the offering period are eligible. Executive officers and members of our Board of Directors are excluded.

EXCHANGE DETAILS

•                  Exchange Ratio: Stock Options will be exchanged for new stock options covering a lesser number of shares than the stock option tendered for exchange, depending on the grant date or exercise price as follows:

Exchange Ratio
Grant Date or	(New Stock Options-for-Eligible
Exercise Price	Options)	Example
June 20, 2006 or June 26, 2007	2-for-1	2,500 New Options issued in exchange for 5,000 Eligible Options
$1.78 up to $3.00	4-for-1	1,250 New Options issued in exchange for 5,000 Eligible Options

$3.01 up to $5.00	3-for-1	1,666 New Options issued in exchange for 5,000 Eligible Options
$5.01 up to $6.00	5-for-1	1,000 New Options issued in exchange for 5,000 Eligible Options
$6.01 and Greater	6-for-1	833 New Options issued in exchange for 5,000 Eligible Options

Some key features of the new options will include:

•                  Type of Option: Non-qualified stock options.

•                  Vesting Period: New two-year vesting period, with 50% vesting at the one-year anniversary and the remaining 50% vesting at the second-year anniversary.

•                  Option Term: New five-year term.

•                  Strike Price: Closing sale price of Rite Aid Corporation’s common stock, as reported on the NYSE, on the grant date of the new options, which will be the closing of the offering period, which we currently expect to be April 21, 2011.

TIMING

•                  The offering period begins now and will end at 11:59 p.m., Eastern Time, on April 21, 2011, unless extended to a later date.

•                  Associates who wish to participate in the stock option exchange program must elect to participate during this window through the stock option exchange program website or by calling the Stock Option Exchange Hotline. We will not accept any elections after 11:59 p.m., Eastern Time, on April 21, 2011, unless the offer is extended.

•                  Based on our expected timeline, associates will be granted a new stock option in exchange for each eligible stock option tendered for exchange on April 21, 2011, unless the offer is extended.

•                  New stock options will be posted to your E*TRADE account on or about April 29, 2011, unless the offer is extended.

HOW TO LEARN MORE

The election period for this program begins today. There are many things to consider when deciding whether or not to participate in this program and we encourage you to carefully read the Offering Materials before deciding to participate. Please review the stock option exchange program website for more information and instructions on how to elect to participate in the program, change a prior election and withdraw your election before the end of the election period.

Rite Aid Corporation makes no recommendation as to whether you should participate in the stock option exchange program. You must make your own decision whether to participate. We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in this program.

If you have any questions about the exchange program, please use the stock option exchange program website HTTPS://RITEAID.EQUITYBENEFITS.COM or contact the Stock Option Exchange Hotline at 1-800-504-8546 or at riteaid@sos-team.com.